SECURITIES AND EXCHANGE COMMISSION
                               WASHINGTON, D.C.  20549



                                    FORM 8-K



                       Pursuant to Section 13 or 15(d) of
                      the Securities Exchange Act of 1934


Date of Report (Date of earliest event reported):  January 5, 1996
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                                CFX CORPORATION
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      (Exact name of registrant as specified in its charter)


                                 NEW HAMPSHIRE
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                 (State or other jurisdiction of incorporation)

      0-15079                                 02-0402421
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(Commission file number)            (I.R.S. EmployerIdentification No.)


102 Main Street, Keene, New Hampshire                            03431
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(Address of principal executive offices)                 (Zip code)


Registrant's telephone number, including area code: (603) 352-2502
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                                 Not Applicable
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         (Former name or former address, if changed since last report)


Item 5.  Other Events.
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On January 5, 1996, the Registrant entered into an Agreement and Plan of Merger
("Merger Agreement") and a Stock Option Agreement ("Option Agreement") with The Safety Fund Corporation ("Safety Fund").

The Merger Agreement provides for the merger of a wholly owned subsidiary of the Registrant to be formed under Massachusetts law with and into Safety Fund followed by the merger of the surviving corporation with and into the Registrant ("Merger"). Upon consummation of the Merger, each outstanding share of common stock of Safety Fund (except as provided in the Merger Agreement) will be converted into a specified number of shares of common stock of the Registrant (based on an exchange ratio to be determined in accordance with the Merger Agreement).

The Option Agreement grants the Registrant an option to acquire up to 332,000 shares of the common stock of Safety Fund at a purchase price of $20.00 per share, upon the occurrence of certain events specified in the Option Agreement.

For information regarding certain of the terms of the Merger Agreement and the Option Agreement, reference is made to the joint press release of the Registrant and Safety Fund dated January 5, 1996, which is attached hereto as an Exhibit and incorporated herein by reference, and copies of such agreements incorporated herein by reference from a Schedule 13D filed by the Registrant on January 16, 1996 with respect to the common stock of Safety Fund ("CFX Schedule 13D"). Additional information about Safety Fund is contained in Safety Fund's filings with the Commission under the Securities Exchange Act of 1934 (Commission File No. 0-20493).




Item 7.   Financial Statements, Pro Forma Financial Information and Exhibits.
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     (c)  Exhibits.
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          99.1   Agreement and Plan of Merger dated January 5, 1996,
                 incorporated by reference from Exhibit 2 to the CFX
                 Schedule 13D.


          99.2 Stock Option Agreement dated January 5, 1996, incorporated by reference from Exhibit 1 to the CFX Schedule 13D.


          99.3   Joint Press Release dated January 5, 1996.



                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.


                              CFX CORPORATION




Date:  January 16, 1996       By:/S/
                                 ------------------

                                 Mark A. Gavin,
                                 Chief Financial Officer


                                 EXHIBIT INDEX
                                 -------------



Exhibit 2     Agreement and Plan of Merger dated    (Note 1)
              January 5, 1996, incorporated by
              reference from Exhibit 2 to the
              CFX Schedule 13D.


Exhibit 99.2  Stock Option Agreement dated          (Note 2)
              January 5, 1996, incorporated
              by reference from Exhibit 1
              to the CFX Schedule 13D.


Exhibit 99.2  Joint Press Release dated                Page 6
              January 5, 1996.



Notes:
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Note 1:  Incorporated by reference from Exhibit 2 of the CFX Schedule 13D.

Note 2:  Incorporated by reference from Exhibit 1 of the CFX Schedule 13D.





                              CFX CORPORATION AND
                          THE SAFETY FUND CORPORATION
                            AGREE TO MERGE AND FORM
                          $1.2 BILLION BANKING COMPANY



     Keene, NH, January 5, 1996 -- CFX Corporation (AMEX: CFX), headquartered in Keene, New Hampshire and The Safety Fund Corporation, (NASDAQ: SFCO), headquartered in Fitchburg, Massachusetts, announced today that they have signed a definitive agreement for the merger of Safety Fund into CFX. As a result of the transaction, Safety Fund National Bank, Safety Fund's bank subsidiary, would operate as a subsidiary of CFX.

     Pursuant to the definitive agreement and in the event that the transaction is accounted for as a pooling-of-interests, each of Safety Fund's outstanding shares of Common Stock has the potential to be converted into 1.7 shares of CFX's Common Stock. The actual number of shares of CFX's Common Stock issuable in the transaction is subject to adjustment based on the average price of CFX Common Stock for the ten trading days immediately before CFX receives the last regulatory approval required to consummate the transaction. In the event that the average price of CFX Common Stock is below $12.43, the exchange ratio becomes 1.806 shares; and if the average price of CFX Common Stock is above $18.65, the exchange ratio becomes 1.629 shares. Safety Fund has the right to terminate the agreement if the average price of CFX Common Stock is below $11.65 per share unless CFX agrees to increase the exchange ratio.

     The transaction is tax free to the owners of Safety Fund and is subject to regulatory approval and the approval of both CFX's and Safety Fund's shareholders. It is anticipated that the transaction will be accounted for by the pooling-of-interests method of accounting. However, if the transaction is required to be accounted for under the purchase method of accounting, the stock exchange ratio would be 1.52 shares, subject to adjustments based on the average price of CFX Common Stock.

     Based on the closing price of CFX Common Stock on January 4, 1996 of $15.375 and assuming the pooling-of-interests method of accounting and a 1.7 exchange ratio, the indicated value of the transaction would be $26.14 per share, which is equivalent to a price of $39.21 per share prior to the 3 for 2 stock split declared by Safety Fund in the fourth quarter of 1995. The total aggregate consideration would be $43.4 million based on such assumptions. The agreement also provides CFX with an option to acquire up to 19.9% of the outstanding Safety Fund Common Stock under certain circumstances.

     In announcing the transaction, Peter J. Baxter, President and Chief Executive Officer of CFX Corporation, stated, `I am extremely pleased to have the opportunity to affiliate with such a strong commercial banking franchise. Safety Fund National Bank's commercial banking culture and trust operations complement CFX's mortgage banking capability and community banking heritage. Also, this affiliation allows CFX to add to its existing investment in Massachusetts and capture a significant position in the north central part of the Commonwealth. The addition of Safety Fund to our family of banks underscores the ongoing commitment of CFX Corporation to providing a superior community banking alternative to cities and towns in central New England.''

     Mr. Baxter added, `Under the leadership of Christopher W. Bramley, Safety Fund brings to CFX a strong and capable management team that will remain after the consummation of this acquisition to service the Massachusetts marketplace and pursue additional opportunities. We are also looking forward to the addition of four Safety Fund Directors to the Board of CFX Corporation.

     We anticipate that after 20% ($2.8 million pre-tax) expense savings, the transaction will be accretive to earnings per share in the first year. Upon consummation of the merger, CFX will take a special charge of approximately $2.5 million to earnings for one time costs of the transaction.''

     Christopher W. Bramley, President and Chief Executive Officer of Safety Fund, said, `We are very pleased to affiliate with a strong, well-managed and locally controlled financial institution. Safety Fund will continue to provide the same high level of service to our customers, while being able to offer a greater array of products and services. CFX's strong capital base will enhance Safety Fund's ability to compete and grow while increasing the availability of credit to our marketplace.''

     Mr. Bramley added, `While we believe that this transaction represents not only fair value for our shareholders, it also substantially increases shareholder liquidity while securing an historically high dividend rate.''

     The parties expect to complete the transaction in the second half of 1996.

     Separately, the Board of Directors of Safety Fund today approved a shareholder rights plan that is designed to provide protection from a number of tactics that third parties could use to disrupt the proposed merger of CFX and Safety Fund and gain control of Safety Fund without offering a fair price to all shareholders.

     Under the rights plan, each Safety Fund shareholder of record as of January 5, 1996, will receive a dividend of one non-voting right for each share of the company's common stock owned. Initially, the rights are attached to the company's common shares, are not exercisable and do not represent any significant value to shareholders. The rights become exercisable and valuable if any person (other than CFX Corporation) acquires 15% or more of Safety Fund's common stock. At that time, each right will entitle all holders (including CFX but excluding any other person acquiring 15% or more of Safety Fund's common stock) to purchase common stock at a substantial discount. The exercise of the rights would have a substantial dilutive effect on any person (other than CFX) that acquires 15% or more of Safety Fund's common stock.

     The Board may redeem the rights at $.01 per right at any time prior to the acquisition by a person or group of beneficial ownership of 15% or more of Safety Fund's common stock.

     A summary of the terms of the rights plan will be mailed to all Safety Fund shareholders.

     CFX Corporation is a multi-bank holding company with total assets of $879 million, as of September 30, 1995. The Company's two banking subsidiaries are CFX Bank, headquartered in Keene, New Hampshire, and Orange Savings Bank, headquartered in Orange, Massachusetts. CFX Mortgage, Inc., CFX Bank's mortgage banking subsidiary, services approximately $652 million in mortgage loans for others. The Company operates 23 full service offices, 2 loan production offices, and 50 automated teller and remote service banking locations in New Hampshire and north central Massachusetts.

     The Safety Fund Corporation is a bank holding company with total assets of $293 million as of September 30, 1995. The Company's banking subsidiary, Safety Fund National Bank, operates a trust division with $350 million in assets and has twelve full service offices located throughout Worcester County, Massachusetts.